Janet Nittmann
jnittmann@doversaddlery.com
Tel 978 952 8062 x218

Dover Saddlery Announces Preliminary Financial Results for 2013

LITTLETON, MA –February 10, 2014 – Dover Saddlery, Inc. (NASDAQ: DOVR), the leading omni-channel retailer of equestrian products, today announced certain preliminary, unaudited 2013 financial results. Preliminary unaudited revenues for 2013 increased $7.5 million, or 8.7%, to approximately $93.8 million from $86.3 million achieved in 2012. Gross profit in 2013 increased $3.7 million, or 11.3%, to $36.7 from $33.0 million. Net income for 2013 was $1.6 million, or $0.30 per diluted share, compared to $1.7 million, or $0.31 per diluted share, achieved in 2012. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) increased to $5.0 million from $4.9 million.

A reconciliation of the net income calculated in accordance with GAAP and the non-GAAP Adjusted EBITDA measure is provided in the table accompanying this press release.

“As previously announced, the fourth quarter was very strong which helped to offset the first quarter of 2013 which was adversely affected by weather with about 70 lost sales days” said Stephen L. Day President and CEO of Dover Saddlery. “The preliminary unaudited 2013 revenues were approximately $93.8 million versus $86.3 million for 2012, an 8.7% increase.  EBITDA increased from $4.9 million to $5.0 million and we opened four new stores. In addition, same store sales were up 4% over prior year. So in spite of the weather challenges, in all, it was a very good year.  As we continue to execute our omni-channel expansion plan, we are looking forward to opening 5 to 7 new stores in 2014.”

Business Outlook 2014

Until there is greater long-term visibility on sustainable economic conditions and consumer behavior, the Company does not plan to provide other guidance on future business prospects.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading omni-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and, through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook, the prospects for improved gross margins and profitability and Adjusted EBITDA, continued revenue growth and strong consumer demand in the retail and direct channels, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, projected, implied or inferred audited financial results for 2013, as well as future operating results, are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

Non-GAAP Financial Measures and Information

From time to time, in addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company provides financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance and ongoing operations. The Company believes that these non-GAAP operating measures supplement our GAAP financial information and provide useful information to investors for evaluating the Company’s operating results and trends that may be affecting the Company’s business, as they allow investors to more readily compare our operations to prior financial results and our future performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

When we use the term “Adjusted EBITDA”, we are referring to net income minus interest income, investment income and other income plus interest expense, income taxes, non-cash stock-based compensation, depreciation, amortization and other investment loss. We present Adjusted EBITDA because we consider it an important measure of our performance, and the Company ties its executive and employee bonus pools directly to this measure. We also believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The following table reconciles net income to Adjusted EBITDA (in thousands):

	Three Months Ended				Twelve Months Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2013		2012		2013		2012
	$1,335	*	$1,000	*	$1,596	**	$1,716	**
Net income
Depreciation	318		249		1,162		910
Amortization of intangible assets	17		20		69		20
Stock-based compensation	91		65		310		251
Interest expense, financing and	150		148		576		551
other related costs, net
Other investment (income) loss, net	37		55		4		26
Provision for income taxes	1,047		674		1,287		1,444

Adjusted EBITDA	$2,997	*	$2,211	*	$5,004	**	$4,918	**

(*) For the three months ended December 31, 2013 gift card breakage income was $30,146. For the three months ended December 31, 2012 gift card breakage income was $41,632.

(**) For the twelve months ended December 31, 2013 gift card breakage income was $120,584. The twelve months ended December 31, 2012 includes the cumulative impact of the change in accounting for gift card breakage income of $441,362 plus gift card breakage income for the period of $166,530.